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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is entered into on May 31, 2004, by and among F5 Networks, Inc., a Washington corporation ("Buyer"), Fire5, Inc.., a Delaware corporation and a wholly owned Subsidiary of Buyer ("Transitory Subsidiary"), Magnifire Websystems, Inc., a Delaware corporation ("Target") and Lucent Venture Partners III LLC ("Stockholders' Representative"). Buyer, Transitory Subsidiary, Target and Stockholders' Representative are referred to collectively herein as the "Parties."


      This Agreement contemplates a transaction in which Buyer will acquire all of Target's outstanding stock for cash through a reverse subsidiary merger of Transitory Subsidiary with and into Target.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1. DEFINITIONS

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "BVI" means MagniFire Networks Limited, incorporated in the British Virgin Islands as an International Business Company.

      "Certificate of Merger" has the meaning set forth in Section 2.3 below.

      "Closing" has the meaning set forth in Section 2.2 below.

      "Closing Date" has the meaning set forth in Section 2.2 below.

      "Commercially Reasonable" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use commercially reasonable efforts will not be required to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any contract that are significant in the context of such contract.



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      "Common Aggregate Consideration" means the product obtained by multiplying
(a) the Common Initial Per Share Consideration by (b) the total number of outstanding Target Common Shares immediately prior to the Effective Time.

      "Common Initial Per Share Consideration" means $0.377770851071 per share.

      "Common Per Share Escrow Amount" means $0.044871891060 per share.

      "Confidential Information" means any information concerning the business and affairs of Target and its Subsidiaries that is not already generally available to the public.

      "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

      "Dissenting Share" means any Target Share held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the Delaware General Corporation Law, as set forth in Section 3.2 of the Disclosure Schedule.

      "Effective Time" has the meaning set forth in Section 24.1 below.

      "Employee's Fund" has the meaning set forth in Section 3.23.4 below.

      "Environmental and Safety Requirements" Any and all applicable Israeli, federal, state, governmental, European Union, provincial, local and foreign environmental, health and safety laws, or industry standards relating to the manufacture, processing, distribution, use, treatment, disposal, transport, handling, or Release of any Hazardous Materials.

      "Escrow Agent" means Wells Fargo National Association, in its capacity as escrow agent under the Escrow Agreement.

      "Escrow Agreement" means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit F.

      "Escrow Amount" means US$2,900,000.00.

      "Financial Statements" has the meaning set forth in Section 3.7 below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

      "Hazardous Materials" means any toxic or hazardous substance, material or waste or any pollutant or contaminant, chemicals or industrial, infectious, or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Requirements.

      "Initial Closing Consideration" means US$26,100,000.00

      "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances,

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continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

      "Key Employees" means a Party's senior management and executives, including CEO, CFO, and CTO.

      "Knowledge" means, with respect to Target or its Subsidiaries, actual knowledge after reasonable investigation of the Key Employees of such Party.

      "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target or any of its Subsidiaries.

      "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target or any of its Subsidiaries thereunder.

      "Liability" means any liability or obligation in excess of $10,000 of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest , other than (a) liens for taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "LTD" means MagniFire Networks (Israel) Ltd., an Israeli corporation.

      "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Target and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby, excluding any changes in general economic or business conditions that do not disproportionately impact the Target or its Subsidiaries or (ii) any changes or events affecting the industry in which the Target or its Subsidiaries operate that do not disproportionately impact the Target or its Subsidiaries.

      "Merger" has the meaning set forth in Section 2.1 below.



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      "Merger Consideration" means US$29,000,000.00

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in Section
3.7 below.

      "Most Recent Fiscal Month End" has the meaning set forth in Section 3.7 below.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 3.7 below.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target or any of its Subsidiaries.

      "Party" has the meaning set forth in the preface above.

      "Payment Fund" has the meaning set forth in Section 2.5.1 below.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise disseminating into the environment.

      "Series A-1(B) Aggregate Consideration" means the product obtained by multiplying (a) the Series A-1(B) Initial Per Share Consideration by (b) the total number of outstanding shares of Series A-1 Preferred Stock of the Target held by the Berger Family 1998 Revocable Trust immediately prior to the Effective Time.

      "Series A-1(B) Initial Per Share Consideration" means $1.668275698838 per share.

      "Series A-1(B) Per Share Escrow Amount" means $0.198158977072 per share.

      "Series A-1(T) Aggregate Consideration" means the product obtained by multiplying (a) the Series A-1(T) Initial Per Share Consideration by (b) the total number of outstanding shares of Series A-1 Preferred Stock of the Target held by Telkoor Telecom Ltd. immediately prior to the Effective Time.

      "Series A-1(T) Initial Per Share Consideration" means $1.074678195285 per share.

      "Series A-1(T) Per Share Escrow Amount" means $0.127651042335 per share.

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      "Series A-2 Aggregate Consideration" means the product obtained by multiplying (a) the Series A-2 Initial Per Share Consideration by (b) the total number of outstanding shares of Series A-2 Preferred Stock of the Target immediately prior to the Effective Time.

      "Series A-2 Initial Per Share Consideration" means $1.666698097799 per share.

      "Series A-2 Per Share Escrow Amount" means $0.197971588496 per share.

      "Series B Aggregate Consideration" means the product obtained by multiplying (a) the Series B Initial Per Share Consideration by (b) the total number of outstanding shares of Series B Preferred Stock of the Target immediately prior to the Effective Time.

      "Series B Initial Per Share Consideration" means $0.728804788378 per share.

      "Series B Per Share Escrow Amount" means $0.086567952438 per share.

      "Stockholders' Representative" has the meaning set forth in the preface above.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

      "Surviving Corporation" has the meaning set forth in Section 2.1 below.

      "Target" has the meaning set forth in the preface above.

      "Target Common Share" means any share of common stock, $0.01 par value per share, of Target.

      "Target Obligations" has the meaning set forth in Section 2.5 below.

      "Target Preferred Share" means any share of preferred stock of any series, $0.01 par value per share, of Target.

      "Target Series A-1 Share" means any share of Series A-1 Preferred Stock, $0.01 par value per share, of Target.

      "Target Series A-2 Share" means any share of Series A-2 Preferred Stock, $0.01 par value per share, of Target.

      "Target Series B Share" means any share of Series B Preferred Stock, $0.01 par value per share, of Target.



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      "Target Share" means any either Target Preferred Share or Target Common
Share.

      "Target Stockholder" means any Person who or that holds any Target Shares.

      "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transitory Subsidiary" has the meaning set forth in the preface above.

SECTION 2. BASIC TRANSACTION.

2.1. Merger. On and subject to the terms and conditions of this Agreement, Transitory Subsidiary will merge with and into Target (the "Merger") at the Effective Time. Target shall be the corporation surviving the Merger (the "Surviving Corporation").

2.2. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place telephonically, commencing at 9:00 a.m. Pacific time on the date hereof, or such other date as Target and Buyer may mutually determine (the "Closing Date").

2.3. Actions at Closing. At the Closing, (i) Target will deliver to Buyer and Transitory Subsidiary the various certificates, instruments, and documents reasonably necessary or appropriate to effectuate the transactions contemplated hereby, (ii) Buyer and Transitory Subsidiary will deliver to Target the various certificates, instruments, and documents reasonably necessary or appropriate to effectuate the transactions contemplated hereby, , (iii) Target and Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), (iv) Buyer will deliver the Payment Fund to the Exchange Agent and the in the manner provided below in this Section 2; and (v) Buyer will to deliver the Escrow Amount to the Escrow Agent for deposit into the escrow account.

2.4.  Effect of Merger.

      2.4.1 General. The Merger shall become effective at the time (the "Effective Time") Target and Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Target and Transitory

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Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Target and Transitory Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      2.4.2 Certificate of Incorporation. The certificate of incorporation of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Transitory Subsidiary immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

      2.4.3 Bylaws. The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Transitory Subsidiary immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

      2.4.4 Directors and Officers. The directors and officers of Transitory Subsidiary shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

      2.4.5 Conversion of Target Shares. At and as of the Effective Time: (A) each Series A-1 Target Preferred Share (other than any Dissenting Share) held by the Berger Family 1998 Revocable Trust shall be converted into the right to receive (i) an amount in cash equal to the Series A-1(B) Initial Per Share Consideration (without interest) and (ii) a conditional amount of cash per share equal to the Series A-1(B) Per Share Escrow Amount, (B) each Series A-1 Target Preferred Share (other than any Dissenting Share) held by Telkoor Telecom Ltd. shall be converted into the right to receive (i) an amount in cash equal to the Series A-1(T) Initial Per Share Consideration (without interest) and (ii) a conditional amount of cash per share equal to the Series A-1(T) Per Share Escrow Amount, (C) each Series A-2 Target Preferred Share (other than any Dissenting Share) shall be converted into the right to receive (i) an amount in cash equal to the Series A-2 Initial Per Share Consideration (without interest) and (ii) a conditional amount of cash per share equal to the Series A-2 Per Share Escrow Amount, (D) each Series B Target Preferred Share (other than any Dissenting Share) shall be converted into the right to receive (i) an amount in cash equal to the Series B Initial Per Share Consideration (without interest) and (ii) a conditional amount of cash per share equal to the Series B Per Share Escrow Amount, and (E) each Target Common Share (other than any Dissenting Share) shall be converted into the right to receive (i) an amount in cash equal to the Common Initial Per Share Consideration (without interest) and (ii) a conditional amount of cash per share equal to the Common Per Share Escrow Amount; and (Z) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law; provided, however, that the Initial Closing Consideration shall be subject to adjustment pursuant to Section 7.11 below; provided, further, that the Initial Closing Consideration and applicable Per Share Escrow Amounts shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. Each Target Stockholder (other than the holders of the Dissenting Shares) shall be entitled to receive the Series A-1(B) Per Share Escrow Amount, Series A-1(T) Per Share Escrow Amount, Series A-2 Per Share Escrow Amount, Series B Per Share Escrow Amount or Common Per Share Escrow Amount, if any and as the case may be, after deduction for all amounts payable to Buyer determined pursuant to Section 6. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this
Section 2.4.5 after the Effective Time.

      2.4.6 Conversion of Transitory Subsidiary's Capital Stock. At and as of the Effective Time, each share of Transitory Subsidiary's common stock, $0.01 par value per share, shall be converted into one share of Surviving Corporation's common stock, $0.01 par value per share.



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      2.4.7 Escrow Fund.

            (a) Prior to or simultaneously with the Closing, the Stockholders' Representative and Buyer shall enter into the Escrow Agreement with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, at the Closing, Buyer shall deposit the Escrow Fund into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). In connection with such deposit of the Escrow Fund with the Escrow Agent and as of the Effective Time, each holder of Target Common Shares shall be deemed to have contributed to the Escrow Amount an amount per share equal to the Common Per Share Escrow Amount, the Berger Family 1998 Revocable Trust shall be deemed to have contributed to the Escrow Amount an amount per share equal to the Series A-1(B) Per Share Escrow Amount, Telkoor Telecom Ltd. shall be deemed to have contributed to the Escrow Amount an amount per share equal to the Series A-1(T) Per Share Escrow Amount, each holder of Target Series A-2 Shares shall be deemed to have contributed to the Escrow Amount an amount per share equal to the Series A-2 Per Share Escrow Amount, and each holder of Target Series B Shares shall be deemed to have contributed to the Escrow Amount an amount per share equal to the Series B Per Share Escrow Amount, without any act of the Target Stockholders. Distributions of any of the Escrow Fund from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Target Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Fund in escrow and the appointment of the Stockholders' Representative. No portion of the Escrow Fund shall be contributed in respect of any Company Option or any warrant or other security exercisable or convertible into Company Stock.

            (b) The parties hereby acknowledge and agree that payment of the Escrow Amount to the Target Stockholders shall be treated as an installment obligation for purposes of Section 453 of the Code and no party shall take any action or filing position inconsistent with such characterization. In addition, the parties hereby agree that, pursuant to Proposed Treasury Regulation Section 1.468B-8, Buyer shall include in income all interest, dividends and other income earned on the Escrow Amount prior to the "determination date" (as such term is defined in Proposed Treasury Regulation Section 1.468B-8), which amounts shall, when and if paid to the Target Stockholders, be included as an increase to the purchase consideration for tax purposes.

2.5.  Procedure for Payment.

      2.5.1 Immediately after the Effective Time, Buyer will:

            (a) furnish to the Surviving Corporation (the "Exchange Agent") a corpus (the "Payment Fund") by wire transfer consisting of the Initial Closing Consideration and to pay in full (in accordance with Schedule 2.5):

                  (1) the amounts owed by Target or its Subsidiaries, as the case may be, to third parties as set forth on Schedule
                        2.5 (the "Target Obligations"); provided, however, that
                        (i) any payments pursuant to the Target's incentive plan shall be made through the Surviving Corporation or, if a particular employee entitled to payment under the Target's incentive plan is the employee of a Subsidiary thereof, then through such Subsidiary (either one as applicable the "Responsible Entity"), such that the Responsible Entity shall pay all amounts due to the respective employee under the incentive plan, as well as make all appropriate and required withholding to the relevant tax authority, in each case,


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                        as required under law and in the amounts and manner as
                        set forth in Schedule 2.5 promptly after the Closing; and (ii) any payments made to Israeli holders of options to purchase Common Stock of the Target shall be made either through the trustee serving at that time as the trustee for the applicable option plan of the Target (the "Trustee"), or, if in compliance with the provisions of the Israeli Income Tax Ordinance and the regulations promulgated thereunder, then through the Target's Israeli subsidiary; in which case, the Trustee or the Target's Israeli Subsidiary, as the case may be, shall pay the amounts due to the employee with respect to such options and make the appropriate withholding to the relevant tax authority, in each case as required under law and in the amounts and the manner as set forth in Schedule 2.5, promptly after the Closing. The Responsible Entity, the Trustee, and/or the Target's Israeli Subsidiary, all as applicable, shall procure and produce to Buyer all relevant documentation and payment confirmation in connection with the payments hereunder and the withholding of taxes with respect thereto.

                  (2) the Common Aggregate Consideration to the holders of Target Common Shares pro rata based on the number of shares Target Common Shares held by each;

                  (3) the Series A-1(B) Aggregate Consideration to the Berger Family 1998 Revocable Trust;

                  (4) the Series A-1(T) Aggregate Consideration to Telkoor Telecom Ltd.;

                  (5) the Series A-2 Aggregate Consideration to the holders of Target Series A-2 Shares pro rata based on the number of Target Series A-2 Shares held by each; and

                  (6) the Series B Aggregate Consideration to the holders of Target Series B Shares pro rata based on the number of Target Series B Shares held by each; and

            (b) cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates that represented his, her, or its Target Shares against payment of the Initial Closing Consideration. No interest will accrue or be paid to the holder of any outstanding Target Shares.

      2.5.2 The Exchange Agent shall invest the cash included in the Payment Fund in an interest bearing account; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Initial Closing Consideration as necessary. The Exchange Agent shall pay over to the Target Stockholders any net earnings with respect to such investments, pro rata in accordance with the amounts such Target Stockholders are otherwise entitled to receive under Section 2.4.5 above.

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      2.5.3 The Exchange Agent shall pay over to Surviving Corporation any portion of the Payment Fund remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

2.6. Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.


SECTION 3. TARGET'S REPRESENTATIONS AND WARRANTIES.

Target represents and warrants to Buyer and Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Section 3 and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

3.1. Organization, Qualification, and Corporate Power; Authorization. Each of Target and its Subsidiaries are corporations duly organized and validly existing under the laws of the jurisdiction of their incorporation. Target is in good standing under the laws of the jurisdiction of its incorporation. Each of Target and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required (and to the extent the notion of good standing applies in such jurisdiction). Each of Target and of its Subsidiaries have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them. Section 3.1 of the Disclosure Schedule lists the directors and officers of Target and each of its Subsidiaries. Target has delivered to Buyer correct and complete copies of the charter and bylaws for each of Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for each of Target and its Subsidiaries are correct and complete. Neither Target nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

3.2.  Capitalization.

      3.2.1 The entire authorized capital stock of Target consists of 28,492,442 shares of Common Stock of Target, of which 2,240,500 shares are issued and outstanding, and 17,507,558 shares of Preferred Stock of Target, of which: (a) 919,180 shares have been designated as Series A-1 Preferred Stock, all of which are issued and outstanding; (b) 4,739,540 shares have been designated as Series A-2 Preferred Stock, all of which are issued and outstanding; and (c) 11,848,838 shares have been designated as Series B Preferred Stock, of which 7,899,225 are issued and outstanding. All of the issued and outstanding shares have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

      3.2.2 The entire authorized capital stock of BVI consists of 5,000,000 share of common stock, par value US$0.01 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding BVI Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Target. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BVI to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BVI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of BVI.

      3.2.3 The entire authorized capital stock of LTD consists of 39,100 shares, of which 100 ordinary shares, par value NIS1.00 per share, are issued and outstanding. All of the issued and outstanding shares of capital stock of LTD have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by BVI free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, or demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require LTD to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to LTD. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of LTD.

3.3. Non-contravention. To Target's Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth on Section 3.3 of the Disclosure Schedule, neither Target nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.4. Brokers' Fees. Neither Target nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5. Title to Assets. Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

3.6. Subsidiaries. BVI is the sole direct Subsidiary of Target, and LTD is the sole direct Subsidiary of BVI. Excepts as set forth in the previous sentence, none of Target, BVI nor LTD owns, directly or indirectly, any interest (in equity or otherwise) in any Person.

3.7. Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 (the "Most Recent Fiscal Year End") for Target and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 31, 2004 (the "Most Recent Fiscal Month End") for Target and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition of Target and its Subsidiaries as of such dates and the results of operations of Target and its Subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the books and records of Target and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

3.8. Events Subsequent to Most Audited Financial Statements. Since December 31, 2003, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

      3.8.1 neither Target nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

      3.8.2 neither Target nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

      3.8.3 no party (including Target and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Target or any of its Subsidiaries is a party or by which any of them is bound;

      3.8.4 neither Target nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

      3.8.5 neither Target nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

      3.8.6 neither Target nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

      3.8.7 neither Target nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;

      3.8.8 neither Target nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

      3.8.9 neither Target nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

      3.8.10 neither Target nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

      3.8.11 there has been no material change made or authorized in the charter or bylaws of any of Target and its Subsidiaries;

      3.8.12 neither Target nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

      3.8.13 neither Target nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

      3.8.14 neither Target nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

      3.8.15 neither Target nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

      3.8.16 neither Target nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

      3.8.17 neither Target nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

      3.8.18 neither Target nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

      3.8.19 neither Target nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

      3.8.20 neither Target nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

      3.8.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target or any of its Subsidiaries;

      3.8.22 neither Target nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

      3.8.23 neither Target nor any of its Subsidiaries has made any loans or advances of money in excess of $10,000;

      3.8.24 neither Target nor any of its Subsidiaries has disclosed any Confidential Information outside the Ordinary Course of Business and not in connection with or pursuant to a nondisclosure agreement (or other similar agreement providing for the protection of such information);

      3.8.25 neither Target nor any of its Subsidiaries has made payment of royalties under any contractual obligations or in connection with any governmental or quasi governmental subsidy or program, in each case outside the Ordinary Course of Business;

      3.8.26 neither Target nor any of its Subsidiaries has entered into any agreement restricting its ability to compete in any market outside the Ordinary Course of Business;

      3.8.27 neither Target nor any of its Subsidiaries has made a payment of any indemnity fees or payments under its `directors and officers" insurance policy to any of its directors or officers; and

      3.8.28 neither Target nor any of its Subsidiaries has committed to any of the foregoing.

3.9. Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.10. Legal Compliance. To the knowledge of Target, each of Target, its Subsidiaries, and their respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and neither Target nor any of its Subsidiaries has received notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.11. Tax Matters.

      3.11.1 Each of Target and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target or any its Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. Neither Target nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or any of its Subsidiaries.

      3.11.2 Each of Target and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      3.11.3 No director or officer (or employee responsible for Tax matters) of Target or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of Target, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target or its Subsidiaries have not filed Tax Returns) any
(a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target or any of its Subsidiaries. Target has provided Buyer with true and correct copies of all Tax Returns filed with respect to any of Target or its Subsidiaries for taxable periods ended on or after December 31, 2000. Section 3.11.3 of the Disclosure Schedule indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Target has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target or any of its Subsidiaries filed or received since December 31, 2000.

      3.11.4 Neither Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      3.11.5 Neither Target nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (b) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Target nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Target or any of its Subsidiaries) as a transferee or successor, by contract, or otherwise.

      3.11.6 The unpaid Taxes of Target and its Subsidiaries did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, neither Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

      3.11.7 Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (a) change in method of accounting for a taxable period ending on or prior to the Closing Date;

            (b) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

            (c) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

            (d) installment sale or open transaction disposition made on or prior to the Closing Date; or

            (e) prepaid amount received on or prior to the Closing Date.

      3.11.8 Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

3.12. Real Property. Neither Target nor its Subsidiaries owns any real property.

3.13. Intellectual Property.

      3.13.1 Target and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Target and its Subsidiaries as presently conducted and as presently proposed to be conducted, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Each item of Intellectual Property owned or used by Target or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by Target or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. Each of Target and its Subsidiaries have taken Commercially Reasonable action to maintain and protect each item of Intellectual Property that it owns.

      3.13.2 Neither Target nor any of its Subsidiaries has, to its Knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Target nor any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of either Target or any of its

Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target or any of its Subsidiaries.

      3.13.3 Section 3.13.3 of the Disclosure Schedule identifies each patent, trademark or registered copyright that is owned by Target or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for trademark or copyright registration that Target or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Target or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (other than customer arrangements entered into in the Ordinary Course of Business). Target has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such patent, trademark, copyright or application for any of the foregoing. Section 3.13.3 of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name that is owned and used by Target or any of its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3.13.3 of the Disclosure Schedule:

            (a) Target and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure (other than customer arrangements entered into in the Ordinary Course of Business);

            (b) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (c) no action, suit, proceeding, hearing, or (to the Knowledge of Target) investigation is pending, and no charge, complaint, claim, or demand has been received by Target or any of its Subsidiaries or to the Knowledge of any of Target or its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and, to the Knowledge of any of Target or its Subsidiaries, there are no grounds for the same;

            (d) neither Target nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item (other than pursuant to customer arrangements entered into in the Ordinary Course of Business); and

            (e) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents and registrations expiring at the end of their statutory terms (and not as a result of any act or omission by Target or its Subsidiaries, including without limitation, a failure by Target or its Subsidiaries to pay any required maintenance fees other than intentional decisions to permit any patent or registration to lapse).

      3.13.4 Section 3.13.4 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.13.4 of the Disclosure Schedule:

            (a) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (b) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

            (c) no party to the license, sublicense, agreement, or permission has given notice to the other that, as of the date hereof, it is in breach or default, and to the Knowledge of Target, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (d) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof in a written or oral notice to the other party;

            (e) to the Knowledge of Target, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (f) no action, suit, proceeding, hearing, or (to the Knowledge of Target) investigation is pending, and no charge, complaint, claim, or demand has been received by Target or any of its Subsidiaries or to the Knowledge of any of Target or its Subsidiaries, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and to the Knowledge of Target there are no grounds for the same; and

            (g) neither Target nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission (other than pursuant to customer arrangements entered into in the Ordinary Course of Business).

      3.13.5 Sellers have taken Commercially Reasonable actions to maintain and protect all of the Intellectual Property owned by Target and its Subsidiaries. To the Knowledge of any of Target or any of its Subsidiaries, none of the owners of any of the Intellectual Property licensed to Target and its Subsidiaries have failed to take Commercially Reasonable actions to maintain and protect the Intellectual Property covered by such license.

      3.13.6 Neither Target nor any of its Subsidiaries has received notice from any governmental authority that Target or any of its Subsidiaries has not complied in all material respects with and are presently not in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any of its Intellectual Property.

3.14. Tangible Assets. Target and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

3.15. Grants, Incentives and Subsidies. Neither Target nor its Subsidiaries has any grants, incentives and subsidies that are pending and outstanding as of the date hereof from the Government of the State of Israel or any agency thereof, or from any governmental entity.

3.16. Contracts. Section 3.16 of the Disclosure Schedule lists the following contracts and other agreements to which Target or any of its Subsidiaries is a party:

      3.16.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

      3.16.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, the performance or cancellation of which would result in a material loss to Target or any of its Subsidiaries, or involve consideration in excess of $10,000;

      3.16.3 any agreement concerning a partnership or joint venture;

      3.16.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

      3.16.5 any agreement concerning confidentiality or non-competition entered into outside the Ordinary Course of Business;

      3.16.6 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

      3.16.7 any collective bargaining agreement;

      3.16.8 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

      3.16.9 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

      3.16.10 any agreement under which the consequences of a default or termination could reasonably have a Material Adverse Effect;

      3.16.11 any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

      3.16.12 any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $10,000;

      3.16.13 any agreement under which Target or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

      3.16.14 which provides for any license of Intellectual Property (unless otherwise set forth in the Disclosure Schedule or outside the Ordinary Course of Business);

      3.16.15 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000; or

      3.16.16 which constitutes an undertaking or agreement with the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel or the Investment Center of the Ministry of Industry and Trade of the State of Israel, or any other Israeli governmental entity.

Target has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3.16 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target nor its Subsidiaries are in material breach or material default, and, to the Knowledge of Target or any of its Subsidiaries, no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of Target or any of its Subsidiaries, no party has repudiated any provision of the agreement.

3.17. Notes and Accounts Receivable. All notes and accounts receivable of Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries.

3.18. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target or any of its Subsidiaries.

3.19. Insurance. Section 3.19 of the Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target or any of its Subsidiaries was been a party, a named insured, or otherwise the beneficiary of coverage since its inception. True and correct copies of each such insurance policy have been provided to Buyer, including the name, address and telephone number of the agent and a history of any claims on such policies. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
      (C) neither Target, nor any of its Subsidiaries, nor, to the Knowledge of Target or any of its Subsidiaries, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to the Knowledge of Target or any of its Subsidiaries, no party to the policy has repudiated any provision thereof. Each of Target and its Subsidiaries have been covered since inception by insurance in scope and amount customary and reasonable for similarly situated businesses in which they have engaged since inception. Section 3.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Target or any of its Subsidiaries.

3.20. Litigation. Section 3.20 of the Disclosure Schedule sets forth each instance in which Target or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Target or its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.20 of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Change. None of Target or its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or any of its Subsidiaries or that there is any Basis for the foregoing. No action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (D) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

3.21. Product Rights. Neither Target nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell their respective products to any other Person, and none of them is bound by any agreement that affects its ability or right to develop, manufacture, assemble, distribute, market or sell their products world-wide, or the conduct of their business as conducted or as proposed to be conducted.

3.22. Employees.

      3.22.1 None of Target or any of its Subsidiaries is bound by or subject to any, express or implied, commitment or arrangement with any labor union, and no labor union represents any employees or personnel used by Target or any of its Subsidiaries. None of Target or any of its Subsidiaries have or are subject to, and no employee thereof benefits from, any "extension order" (as such term is used under Israeli law). Target and its Subsidiaries have made available to Buyer true and complete copies of (i) employee agreements listed on Section
3.23.1 of the Disclosure Schedule and (ii) labor or collective bargaining agreements listed on Section 3.23.1 of the Disclosure Schedule, together with all written amendments, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

      3.22.2 Each of Target and its Subsidiaries has been and is in compliance with all applicable laws pertaining to the employment of labor, including all such laws and orders relating to wages, hours, overtime, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or National Security payments (within their meaning under Israeli laws), and similar taxes.

      3.22.3 The employment of each employee of Target and its Subsidiaries and personnel used by them is terminable at will (notwithstanding any contractual obligations for notice in the event of termination).

      3.22.4 Any and all required set aside accruals and reserves for current and future remunerations of Target's and its Subsidiaries' employees and personnel used by them (including for deferred compensation, sick leave, prior notices, severance, retirement or other payments required under any applicable laws in connection with employment of employees), have been so reserved, set aside in accordance with GAAP, and/or are fully funded. All amounts that Target or any of its Subsidiaries are legally or contractually required either (i) to deduct from its employees' salaries or to transfer to such employees' pension, life insurance, managerial insurance, incapacity insurance, continuing education fund, provident fund or other similar fund (each an "Employee's Fund") or (ii) to withhold from their employees' salaries and pay to any governmental entity as required by the Israeli Income Tax Ordinance (New Version) and any other applicable Law have, in each case, been duly deducted, transferred or withheld. None of Target or any of its Subsidiaries has any outstanding obligations to make any deductions, transfers, withholding or payments and/or is in any incompliance with respect to the provision of adequate cash payments to any of the Employees' Funds.

      3.22.5 None of Target or any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, National Security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Any severance or termination benefits payable by any of Target or its Subsidiaries as a result of the termination of any agreements with their employees, are listed on Section 3.23.5 of the Disclosure Schedule.

      3.22.6 All of Target's and its Subsidiaries' employment agreements are listed in Section 3.23.6 to the Disclosure Schedule.

      3.22.7 There are no, and in the preceding 24 months there were no, labor strikes, disputes, slow downs or stoppages pending or threatened against Target or any of its Subsidiaries by their employees or any representatives of their employees.

3.23. Guaranties. Neither Target nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

3.24. Environmental and Safety Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse
      Effect: (i) Hazardous Materials have not been generated, used, treated, stored on, transported to or from or Released or disposed of on, any real property of Target or its Subsidiaries, except in compliance with applicable Environmental and Safety Requirements; (ii) each of Target and its Subsidiaries is in compliance with all applicable Environmental and Safety Requirements and the requirements of any permits and authorizations issued thereunder; (iii) each of Target and its Subsidiaries has obtained all permits required under applicable Environmental and Safety Requirements for the operations of their respective businesses; (iv) there are no past, pending or threatened environmental claims against Target or its Subsidiaries or any of their property; and (v) neither Target nor any of its Subsidiaries is subject to any outstanding written orders or agreements with any governmental entity respecting (A) Environmental and Safety Requirements, (B) remedial action or (C) any Release or threatened Release of a Hazardous Materials.

3.25. Customers and Suppliers.

      3.25.1 Section 3.25 of the Disclosure Schedule lists the 10 largest customers of Target (on a consolidated basis) and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

      3.25.2 Since the date of the Most Recent Balance Sheet, no material supplier of Target or any of its Subsidiaries has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target or any of its Subsidiaries, and no customer listed on Section 3.25 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Target or any of its Subsidiaries.

3.26. Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.


SECTION 4. BUYER'S AND TRANSITORY SUBSIDIARY'S REPRESENTATIONS AND WARRANTIES.

Each of Buyer and Transitory Subsidiary represents and warrants to Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1. Organization. Each of Buyer and Transitory Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or other formation).

4.2. Authorization of Transaction. Each of Buyer and Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Buyer and Transitory Subsidiary, enforceable in accordance with its terms and conditions.

4.3. Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Buyer or Transitory Subsidiary is subject or any provision of the charter, bylaws, or other governing documents of either Buyer or Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Buyer or Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

4.4. Brokers' Fees. Neither Buyer nor Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Target or any of its Subsidiaries could become liable or obligated.


SECTION 5. COVENANTS.

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

5.1. General. Each of the Parties will use its Commercially Reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.3. Opinions of Counsel. Target shall cause Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Meitar, Liquornik, Geva & Leshem, Brandwein to deliver to Buyer and Transitory Subsidiary an opinion in form and substance as set forth in Exhibit D-1 and Exhibit D-2, respectively, attached hereto, addressed to Buyer and Transitory Subsidiary dated as of the Closing Date. Buyer shall cause Graham & Dunn, PC to deliver to Target an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Target dated as of the Closing Date.

5.4. Resignation of Officers and Directors. Target shall cause each director and officer of Target and its Subsidiaries to deliver to Buyer and Transitory Subsidiary resignations, effective as of the Closing.


SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY; ESCROW.

6.1. Survival of Representations and Warranties. All of the representations and warranties of the Target contained in this Agreement shall survive the Closing hereunder (even if the damaged Buyer or Transitory Subsidiary knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the first anniversary of the Closing Date. The representations and warranties of Buyer and Transitory Subsidiary contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Closing hereunder (even if the damaged Target knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the first anniversary of the Closing Date.

6.2. Escrow. At the Effective Time, the Target Stockholders (other than holders of Dissenting Shares) will be deemed to have received and consented to the deposit with the Escrow Agent of the Escrow Amount without any act required on the part of any Target Stockholder. On the Closing Date, Buyer will deposit the Escrow Amount with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms hereof and the Escrow Agreement and at Buyer's cost and expense.

6.3. Indemnification Provisions for Buyer's Benefit. In the event Target breaches (or in the event any third party alleges facts that, if true, would mean Target has breached) any of its representations, warranties, and covenants contained herein (determined without regard to any limitation or qualification by materiality) and, provided that Buyer makes a written claim for indemnification against Stockholder Representative pursuant to Section 7.7 below within the survival period, then the Target Stockholders (other than the holders of Dissenting Shares) shall be obligated, severally and not jointly and based solely on their relative contributions to the Escrow Amount, to indemnify Buyer, except as limited pursuant to Section 6.7 below, from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) (collectively, the "Buyer Adverse Consequences").

6.4.  Indemnification Procedures.

      6.4.1 For purposes of this Section 6.4, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party."

      6.4.2 The obligations and liabilities of Indemnifying Parties under this
Section 6 with respect to Adverse Consequences arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Section 6 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Section 6 except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

      6.4.3 If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Adverse Consequences that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding or (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Adverse Consequences caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement.

      6.4.4 In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 6.4.3, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Adverse Consequences incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Adverse Consequences arising out of any judgment rendered with respect to such claim. Any Adverse Consequences for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

      6.4.5 In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to
Section 6.4.3, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Adverse Consequences incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Adverse Consequences arising out of any judgment rendered with respect to such claim. Any Adverse Consequences for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).

6.5.  Stockholders' Representative; Power of Attorney.

      6.5.1 At the Effective Time, and without further act of any Target Stockholder, Lucent Venture Partners III LLC shall be appointed as agent and attorney-in-fact (the "Stockholders' Representative") for each Target Stockholder (other than holders of Dissenting Shares), for and on behalf of the Target Stockholders, to give and receive notices and communications, to authorize delivery to Buyer of cash from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the Target Stockholders from time to time upon not less than thirty
(30) days prior written notice to Buyer; provided that the Stockholders' Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund as of the Effective Time (regardless of whether the Escrow Fund shall have been released as of the time of such removal) agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholders' Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund as of the Effective Time (regardless of whether the Escrow Fund shall have been released as of the time of such replacement). No bond shall be required of the Stockholders' Representative, and the Stockholders' Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholders' Representative shall constitute notice to or from each of the Target Stockholders.

      6.5.2 The Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative in good faith, absent gross negligence. The Target Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally and not jointly indemnify the Stockholders' Representative and hold the Stockholders' Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of the Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Representative, which costs shall first be withdrawn from the Escrow Amount prior to any distribution of the Escrow Amount to the Target

Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund, provided, no such withdrawal may be made until all claims of Escrow Amount by Buyer have been satisfied.

      6.5.3 A decision, act, consent or instruction of the Stockholders' Representative shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise payable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Stockholders' Representative as being the decision, act, consent or instruction of each such Target Stockholder. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Representative.

6.6. Determination of Adverse Consequences. All indemnification payments under this Section 6 shall be deemed adjustments to the Merger Consideration.

6.7. Limitation on Liability. Other than in respect of claims arising out of fraud, intentional misrepresentation, willful misconduct or criminal conduct (in which case Buyer shall have all remedies available at law or in equity),

      6.7.1 the maximum aggregate amount of Buyer Adverse Consequences that may be recovered from the Target Stockholders shall not exceed the Escrow Amount and the Escrow Fund shall be the sole and exclusive remedy for all such Buyer Adverse Consequences; and

      6.7.2 no indemnification payment by Target Stockholders with respect to any Buyer Adverse Consequences otherwise payable under Section 6 shall be payable unless and until such time as all such Buyer Adverse Consequences shall aggregate to more than $100,000 (the "Minimum Recoverable Threshold") after which time the Target Stockholders shall be liable in full for all Buyer Adverse Consequences, including the first $100,000; provided that: (i) the payment of taxes for all periods prior to the Effective Time or tax penalties owed by the Target and its Subsidiaries outstanding on the date hereof whether or not set forth in the Disclosure Schedule, (ii) amounts paid to settle any claim by Aeroflex UTMC Microelectronics Systems Inc. in connection with the events set forth under Section 3.20 of the Disclosure Schedule and (iii) any Buyer Adverse Consequences resulting from any breach or inaccuracy of a representation or warranty contained in Section 3.2.1 shall not be subject to satisfaction of the Minimum Recoverable Threshold, nor shall such payment count against the Minimum Recoverable Threshold with respect to any other Buyer Adverse Consequences.

Notwithstanding the foregoing, in the event of fraud, intentional misrepresentation, willful misconduct or criminal conduct by Target Stockholders, such Target Stockholders shall be severally and not jointly liable for any Buyer Adverse Consequences as a result thereof without any limitation on the amount of liability.

SECTION 7. MISCELLANEOUS.

7.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its Commercially Reasonable efforts to advise the other Party prior to making the disclosure).

7.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration and the Initial Closing Consideration are intended for the benefit of Target Stockholders and the provisions of Section 5.5 are intended for the benefit of the directors and officers of Target and its Subsidiaries.

7.3. Entire Agreement. This Agreement (including the Exhibits, Schedules, and documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

7.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Target; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

7.5. Counterparts. This Agreement may be executed in one or more counterparts, (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Target:                Magnifire Websystems, Inc.
                             18 Raoul Wallenberg St.
                             Tel-Aviv, Israel
                             Attention: Eitan Bauch, Chief Executive Officer
                             Telephone:  972 3 648 3120
                             Facsimile:
                             Email: eitanb@magnifire.com

with a mandatory copy to:    Gunderson Dettmer Stough Villeneuve Franklin &
                                  Hachigian, LLP
                             610 Lincoln Street
                             Waltham, MA 02451
                             Attention: Jay K.  Hachigian
                             Telephone: (781) 795-3550
                             Facsimile:  (781) 622-1622
                             Email: hach@gunder.com

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
and:                         Meitar, Liquornik, Geva & Leshem, Brandwein
                             16 Abba Hillel Silver Rd.,
                             Ramat-Gan 52506 Israel
                             Attention: Dan Shamgar
                             Telephone: 972 (36) 103135
                             Facsimile:  972 (36) 103111
                             Email: dshamgar@meitar.co.il

If to Buyer or
Transitory Subsidiary:       F5 Networks, Inc.
                             401 Elliott Avenue West
                             Seattle, WA  98119
                             Attention: Joann Reiter, VP and General Counsel
                             Telephone: (206) 272-6816
                             Facsimile: (206) 272-6897
                             email: j.reiter@f5.com

with a mandatory copy to:    Graham & Dunn, PC
                             Pier 70
                             2801 Alaskan Way, Suite 300
                             Seattle, WA  98121
                             Attention: Daren Nitz
                             Telephone: (206) 340-9644
                             Facsimile: (206) 340-5955
                             email: dnitz@grahamdunn.com

If to the Stockholders'
Representative:              Lucent Venture Partners III LLC
                             Room 6G-212
                             600 Mountain Avenue
                             Murray Hill, NJ  07974
                             Attention: Peter Rokkos

                             Telephone: (908) 582-5893
                             Facsimile: (908) 582-8048
                             email: prokkos@lucent.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

7.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

7.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.11. Expenses. Buyer shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Target Shareholders shall bear Targets and its Subsidiaries' costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.12. Construction; Governing Language. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. This Agreement has been negotiated and executed by the Parties in English, with American idioms. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

7.13. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York City, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process
      (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.7 above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 7.7 above. Nothing in this
      Section 7.13), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

7.14. Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations,
      (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

                                    * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                              F5 NETWORKS, INC.,
                              a Washington corporation

                              By:      /s/ JOHN MCADAM
                                 -----------------------------------------------
                              John McAdam, President and Chief Executive Officer


                              FIRE5, INC.,
                              a Delaware corporation

                              By:      /s/ JOANN REITER
                                 -----------------------------------------------
                              Joann Reiter, President


                              MAGNIFIRE WEBSYSTEMS, INC.
                              a Delaware corporation

                              By:      /s/ EITAN BAUCH
                                 -----------------------------------------------
                              Eitan Bauch, President and Chief Executive Officer


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